EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-75598) pertaining to the Zurich Reinsurance Centre, Inc. Employees' Stock Purchase Plan, the Registration Statement (Form S-8 No. 33-93390) pertaining to the Zurich Reinsurance Centre, Inc. 401(k) Plan and the Registration Statement (Form S-8 No. 333-04629) pertaining to the Zurich Reinsurance Centre Holdings, Inc. 1995 Stock Option Plan of our report dated February 11, 1997, with respect to the consolidated financial statements and schedules Zurich Reinsurance Centre Holdings, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                /s/ ERNST & YOUNG LLP


Stamford, Connecticut
March 26, 1997